
                                                                   EXHIBIT 10.31

                        SUMMERLIN CONTRIBUTION AGREEMENT

                               Table of Contents
                               -----------------

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                                                                        Page No.
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1.   Contribution of Assets; Purchase and Sale of
     Membership Interest ...................................................   2
     1.1  Creation of Subsidiary; Agreement to Contribute;
          Purchase and Sale of Membership Interest..........................   2
     1.2  Excluded Assets...................................................   4
     1.3  Contract Assignments..............................................   5
     1.4  Instruments of Conveyance.........................................   6
     1.5  Issuance of Membership Interest to Desert Springs;
          Working Capital Shortage/Overage..................................   6
     1.6  Liabilities Assumed...............................................   8
     1.7  Liabilities Not Assumed...........................................   8
     1.8  Closing...........................................................  10

2.   Representations and Warranties of Summerlin............................  11
     2.1  Existence; Good Standing; Partnership Authority...................  11
     2.2  Authorization; Validity and Effect of Agreements..................  11
     2.3  Subsidiaries......................................................  12
     2.4  Capitalization....................................................  12
     2.5  Records...........................................................  13
     2.6  Financial Statements..............................................  13
     2.7  Absence of Undisclosed Liabilities................................  13
     2.8  Absence of Certain Changes or Events Since the
          Date of the Summerlin Balance Sheet...............................  13
     2.9  Taxes.............................................................  15
     2.10 Real Property.....................................................  16
     2.11 Title to Property and Assets; Sufficiency of
          Facilities Assets.................................................  18
     2.12 Condition of Property.............................................  18
     2.13 List of Contracts and Other Data..................................  19
     2.14 No Breach or Default..............................................  20
     2.15 Labor Controversies...............................................  21
     2.16 Litigation........................................................  21
     2.17 Patents; Trademarks, Etc..........................................  22
     2.18 Licenses; Permits; Authorizations.................................  22
     2.19 Compliance with Applicable Law;
          Environmental Laws................................................  22
     2.20 Employment Benefit Plans; Employees and Employee
          Relations.........................................................  25
     2.21 Adverse Agreements; No Adverse Change.............................  26
     2.22 Trade Notes and Accounts Receivable; Trade
          Accounts Payable; Prepaid Contracts...............................  26
     2.23 Inventories and Supplies..........................................  27

     2.24 Illegal Payments..................................................  27
     2.25 Insurance Policies................................................  27
     2.26 Professional Staff, Medicare, Medicaid and
          Other Health Care Programs........................................  28
     2.27 UHS Facility Surveys..............................................  39
     2.28 Related Party Transactions........................................  39
     2.29 No Brokers........................................................  30
     2.30 No Misrepresentation or Omission..................................  30

3.   Representations and Warranties of Desert Springs.......................  39
     3.1  Existence; Good Standing; Corporate Authority.....................  39
     3.2  Authorization; Validity and Effect of Agreements..................  39
     3.3  No Brokers........................................................  31

4.   Covenants of the Summerlin and Desert Springs..........................  33
     4.1  Access to UHS Facilities and Additional
          Information.......................................................  32
     4.2  Operations........................................................ 332
     4.3  Negative Covenants................................................  33
     4.4  Governmental Approvals............................................  34
     4.5  Insurance Ratings.................................................  34
     4.6  Employees; Employee Benefit Plans.................................  35
     4.7  Further Acts and Assurances.......................................  35
     4.8  Valley Transaction................................................  35
     4.9  Additional Properties and Assets
          [Intentionally Omitted]...........................................  36

5.   Matters Pertaining to the Company......................................  36
     5.1  Employee Matters..................................................  36
     5.2  Further Acts and Assurances.......................................  37

6.   Conditions of Closing..................................................  37
     6.1  Conditions of Closing.............................................  37

7.   Nature and Survival of Representations
     and Warranties; Indemnification........................................  40
     7.1  Events of Default.................................................  40
     7.2  Survival of Representations, Etc..................................  41
     7.3  Indemnification...................................................  41
     7.4  Representation, Cooperation and Settlement........................  42

8.   Transactions Subsequent to the Closing Date............................  42
     8.1  Access to Records.................................................  42
     8.2  Litigation Cooperation............................................  43

9.   Termination............................................................  44
     9.1  Methods of Termination............................................  44
     9.2  Procedure Upon Termination........................................  44

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10.  Miscellaneous..........................................................  44
     10.1   Notice..........................................................  44
     10.2   Execution of Additional Documents...............................  46
     10.3   Waivers and Amendment...........................................  46
     10.4   Expenses........................................................  47
     10.5   Occurrence of Conditions Precedent..............................  47
     10.6   Confidentiality Obligations; Public Announcements...............  47
     10.7   Binding Effect; Benefits........................................  48
     10.8   Entire Agreement................................................  48
     10.9   Governing Law...................................................  48
     10.10  Counterparts....................................................  48
     10.11  Headings........................................................  48
     10.12  Incorporation of Exhibits and Schedules.........................  49
     10.13  Severability....................................................  49
     10.14  Assignability...................................................  49

     Joinder Agreement - Universal Health Services, Inc.....................  51
     Joinder Agreement - Quorum Health Group, Inc...........................  52

                       SUMMERLIN CONTRIBUTION AGREEMENT

     This Agreement (the "Agreement") is dated this 30th day of January, 1998, by and among SUMMERLIN HOSPITAL MEDICAL CENTER, L.P.,a Delaware limited partnership formerly known as Summerlin Medical Center, L.P. ("Summerlin") and NC-DSH, INC., a Nevada corporation ("Desert Springs")(Summerlin and Desert Springs are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party").

                                  WITNESSETH:

     WHEREAS, Summerlin owns all of the right, title and interest in and to certain assets used to operate Summerlin Hospital Medical Center and certain related businesses operated by Summerlin in and around Las Vegas, Nevada (collectively, the "UHS Facilities"); and

     WHEREAS, Summerlin desires to operate the UHS Facilities as a limited liability company pursuant to the Limited Liability Company Act as enacted in the State of Delaware (the "LLC Act"); and

     WHEREAS, pursuant to the terms of this Agreement Summerlin desires to contribute the UHS Facilities in exchange for a 100% membership interest in such limited liability company, such membership interest to be subsequently reduced to a 73.885% membership interest pursuant to the terms of this Agreement; and

     WHEREAS, Desert Springs desires to acquire from Summerlin, subsequent to the formation of such limited liability company and the contribution of the UHS Facilities by Summerlin, a 26.115% membership interest in such limited liability company in exchange for the payment of $23,078,619 to Summerlin; and

     WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth their respective rights and obligations as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the Parties, intending to be legally bound hereby, agree as follows:

     1.   CONTRIBUTION OF ASSETS; PURCHASE AND SALE OF MEMBERSHIP INTEREST.

          1.1 CREATION OF SUBSIDIARY; AGREEMENT TO CONTRIBUTE; PURCHASE AND SALE OF MEMBERSHIP INTEREST. On or prior to the Closing Date (as hereinafter defined) Summerlin shall create Summerlin Hospital Medical Center LLC, a wholly owned limited liability company (the "Company") pursuant to the LLC Act. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Summerlin shall contribute, convey, assign, transfer and deliver to the Company all of Summerlin's right, title and interest in and to the Facilities Assets (as defined below), except for the Excluded Assets (as hereinafter defined), free and clear of all liens, charges, claims, pledges, security interests and encumbrances of any nature whatsoever (collectively, "Liens"), except for Permitted Encumbrances (as hereinafter defined). Immediately following the contribution, conveyance, assignment, transfer and delivery of the Facilities Assets in accordance with the preceding sentence, Desert Springs shall purchase from Summerlin, and Summerlin shall sell and transfer to Desert Springs, a 26.115% membership interest in the Company, and in exchange therefore, Desert Springs shall pay and deliver to Summerlin, by wire transfer of immediately available funds to an account or accounts designated by Summerlin, the sum of $23,078,619 (the "Desert Springs Payment"). Following the contribution, conveyance, assignment, transfer and delivery of the Facilities Assets and the payment and delivery of the Desert Springs Payment as provided in this Section 1.1, Summerlin shall own a 73.885% membership interest in the Company and Desert Springs shall own a 26.115% membership interest in the Company. The "Facilities Assets" shall mean and include all those personal, tangible and intangible properties, and the real properties and improvements of Summerlin used in connection with the operation of the UHS Facilities as set forth below, other than the Excluded Assets, including, without limitation,(i) the going concern value of the UHS Facilities, if any, and (ii) the following:

          (a) all fee or leasehold title to all real property, including the real property described in Schedule 2.10, which Schedule identifies the property
                           -------------
as fee or leasehold, together with all improvements, buildings and fixtures located thereon or therein, including the UHS Facilities and all construction in progress (such real properties owned in fee are hereafter collectively, the "Real Property");

          (b) all equipment, computers, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof), tools, supplies, furniture, vehicles and other tangible personal property and assets owned or leased by Summerlin related to the UHS Facilities as of the date of this Agreement, as such items may be modified prior to the Closing Date in the ordinary course of business, and including without limitation those items set forth on Schedule 1.1(b);
                                    ---------------

          (c) all items of inventory listed on the Summerlin Balance Sheet (as hereinafter defined), as such items may be modified prior to the Closing Date in the ordinary course of business;

          (d) all patients accounts, notes and other receivables, whether or not written off, or recorded or not recorded, exclusive of any third party cost report payables or receivables, petty cash and those prepaid expenses usable by the Company;

          (e) all financial records located at the UHS Facilities and all patient, medical staff, research and development, and other records (including equipment records, medical/ administrative libraries, medical records, documents, production reports and records, personnel records, catalogs, books, records, files, equipment logs and operating manuals) located at the UHS Facilities or necessary for the operation of the UHS Facilities;

          (f) all of Summerlin's interest in the Assumed Contracts, as defined in Section 1.3.1;

          (g) all licenses, permits and other governmental approvals (including certificates of need), to the extent assignable, held or used by Summerlin in connection with the ownership, development and operations of the UHS Facilities (including any pending or approved governmental approvals regarding the UHS Facilities);

          (h) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos and copyrights used in the business of the UHS Facilities;

          (i) the interest in all property, real, personal or mixed, tangible or, to the extent assignable, intangible, arising or acquired in the ordinary and regular course of Summerlin's business in connection with the UHS Facilities between the date hereof and the Closing Date;

          (j) all insurance proceeds (including applicable deductibles, copayments or self-insured requirements) arising in connection with damage to the UHS Facilities occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the UHS Facilities;

          (k) all assets included in the Summerlin Balance Sheet generally as "inventories", "property, plant or equipment", and "other assets";

          (l) all of Summerlin's membership interest in Oasis Health System LLC (25% of which is owned by Summerlin); and

          (m) all other property of every kind, character or description, to the extent assignable, owned by Summerlin and used or held for use in the business of the UHS Facilities, whether or not reflected on the Financial Statements (as hereinafter defined) of Summerlin, located at the UHS Facilities or necessary for the operation of the UHS Facilities and whether or not similar to the things specifically set forth above, except the Excluded Assets.

          Except as expressly set forth in this Agreement, including the Schedules and Exhibits hereto, all of the Facilities Assets contributed by Summerlin to the Company shall be contributed on an "as is" basis.

          1.2 EXCLUDED ASSETS. The following items are not part of the contributions contemplated hereunder and are excluded from the Facilities Assets (collectively, the "Excluded Assets");

          (a)  all of Summerlin's deferred taxes and intercompany receivables;

          (b) personnel records and any other records which Summerlin is required by law to retain in its possession, but only to the extent such records are not necessary for the continued operation of the UHS Facilities in the manner in which they are currently being operated;

          (c) all claims for amounts due, or that may become due from Medicare, Medicaid or any other health care payment intermediary resulting from cost reports for periods through the Closing Date;

          (d) all refunds relating to any federal, state, local or foreign taxes paid by, or on behalf or for the benefit of Summerlin or, to the extent they relate to the period prior to the Closing Date, the UHS Facilities, whether received prior to or after the Closing Date;

          (e) any proprietary information contained in Summerlin's employee or operation manuals;

          (f) Summerlin's corporate and financial records; and

          (g) cash and cash equivalents.

          1.3 CONTRACT ASSIGNMENTS.

              1.3.1 ASSIGNMENT OF INTEREST IN CONTRACTS. Except for
intercompany and non-physician employment contracts, on the Closing Date and upon and subject to the terms and conditions set forth in this Agreement, Summerlin shall transfer or cause to be transferred and assign or cause to be assigned to the Company, and the Company shall assume and perform all of Summerlin's interest in (including all rights, benefits and obligations) all commitments, contracts, leases, licenses, agreements and understandings, and all outstanding offers or solicitations to enter into any of the foregoing, including those described on Schedule 1.3.1 hereto (the "Assumed Contracts").
                             --------------

              1.3.2 CONSENTS TO ASSIGNMENTS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Assumed Contracts or part thereof or right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Company following the Closing Date. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Company following the Closing Date so that the Company would not in fact receive all such rights, Summerlin (i) shall cooperate with the Company in its request in endeavoring to obtain such consent promptly at no cost to the Company, and (ii) if any such consent is unobtainable, shall cooperate with the Company in any reasonable arrangement (the "Assignment Substitute") designed to provide the Company the benefits under any such Assumed Contract or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of the Company of any and all rights of Summerlin against a third party arising out of the breach or cancellation by such third party or otherwise. Summerlin shall, to the extent necessary, perform under the Assignment Substitute without a fee to the Company except the consideration being tendered hereunder.

          1.4  INSTRUMENTS OF CONVEYANCE.

          On the Closing Date, Summerlin shall deliver to the Company such deeds (in the case of the real property and the improvements thereon described in Schedules 2.10 hereto, a special warranty deed or the equivalent thereof in use
--------------
in accordance with local practice), bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in the Company all of Summerlin's right, title and interest in and to the Facilities Assets, free and clear of all Liens except for the Permitted Encumbrances. Simultaneously with such delivery, Summerlin will take all reasonable additional steps as may be necessary to put the Company in possession of the Facilities Assets. Summerlin shall pay all transfer costs, title insurance fees, recording fees and transfer or stamp taxes or similar charges payable by reason of the contribution, conveyance, assignment, transfer and delivery hereunder of the Facilities Assets.

          1.5 ISSUANCE OF MEMBERSHIP INTEREST TO DESERT SPRINGS; WORKING CAPITAL SHORTAGE/OVERAGE.

          1.5.1 On the Closing Date, immediately following the issuance of the Summerlin membership interest to Summerlin in accordance with Section 1.1 hereof, Summerlin shall sell, transfer and deliver to Desert Springs, and Desert Springs shall purchase and acquire from Summerlin, a 26.115% membership interest in the Company. Accordingly, in consideration of and subject to the payment of the Desert Springs Payment by Desert Springs and the receipt by Summerlin of the full amount of such Desert Springs Payment in immediately available funds as provided in Section 1.1 hereof, on the Closing Date Summerlin shall cause the Company to issue a 26.115% membership interest in the Company to Desert Springs, which 26.115% membership interest in the Company shall be free and clear of all Liens except for those listed or described on Schedule 1.5 (the "Permissible
                                              ------------
Liens").

          1.5.2 Within 45 days after the Closing Date, the Parties will determine the amount of Working Capital (as defined below) contributed to the Company by Summerlin as of the Closing Date. Desert Springs will pay to Summerlin in cash 26.115% of the amount of the Working Capital. For the sole purpose of determining the amount to be paid by Desert Springs to Summerlin on account of Working Capital, Working Capital will be defined as the sum of the following items that have been contributed to or assumed by the Company, all valued in accordance with generally accepted accounting principles, consistently applied (unless otherwise specified):

          (a) patient accounts receivable, net of allowances for contractual adjustments and discounts and bad debts;

          (b) plus inventories, based on a physical count at the Closing Date, priced at latest invoice cost, and including only those items and areas that have historically been counted;

          (c) plus prepaid expenses, but only to the extent that they are usable by the Company;

          (d) plus other receivables, net of allowances for uncollectibles;

          (e)  less trade accounts payable;

          (f) less accrued compensation and related taxes thereon and related liabilities, including accrued vacation, sick leave payable in cash for reasons other than actual absence, paid time off, or the like;

          (g) less other accrued liabilities and expenses;

          (h) less the present value (computed using the prime rate as the discount factor) of remaining payments due under any capitalized lease included in the Assumed Contracts; and

          (i) less any other liabilities assumed by the Company to the extent such liabilities are to be included on the balance sheet under generally accepted accounting principles.

          Each of the Parties will work together in good faith to agree on the amount of Working Capital and the amount to be paid by Desert Springs to Summerlin pursuant to this Section 1.5.2. No later than 45 days after the Closing Date, the Parties hereto shall prepare the "Final Closing Statement" reflecting the items listed above determined as set forth above. If the Parties are unable to agree on the Final Closing Statement within the 45 day period, they shall appoint Coopers & Lybrand, a firm of independent certified public accounts of recognized national standing (the "Accountants"), to make such determination, which determination shall be final and binding on the Parties hereto for the purposes of this Agreement, and Summerlin and Desert Springs shall each pay one-half of the fee. Each Party represents that the Accountants are not its auditor. Upon determination of the Final Closing Statement, whether by agreement of the Parties or by determination of the Accountants, Desert Springs shall immediately pay to Summerlin in cash 26.115% of the amount of the Working Capital.

          1.6 LIABILITIES ASSUMED. In further consideration for the contribution of the Facilities Assets, on and as of the Closing Date, subject to the exclusion of liabilities described in Section 1.7 below, the Parties acknowledge and agree that the Company, following the contribution of the Facilities Assets, shall assume and agree to pay, perform and discharge the following liabilities (collectively, the "Assumed Liabilities"):

          (a) all current liabilities of Summerlin (except for the current portion of long term debt, accrued interest, pension plan liabilities, employer benefit plan liabilities, intercompany liabilities and self-insurance costs);

          (b) all obligations under the Assumed Contracts and Section 4.6 hereof; and

          (c) such other liabilities of Summerlin which the Company agrees in writing at or prior to the Closing Date that the Company will assume, which liabilities are listed on Schedule 1.6(c).
                          ---------------

          1.7 LIABILITIES NOT ASSUMED. The Company, following the contribution of the Facilities Assets, shall assume only those liabilities and obligations specified in Section 1.6 above. Without limiting the generality of the foregoing sentence, the Company shall not assume and Summerlin shall retain and be responsible for the following obligations and liabilities to the extent they relate to Summerlin (each reference in this Section 1.7 to Summerlin shall include Summerlin and its affiliates):

          (a) any and all obligations for the payment of any long term debt existing at the Closing Date (including the current portion thereof) relating to Summerlin and whether or not set forth on the Summerlin Balance Sheet;

          (b) any and all accrued interest payable by Summerlin in respect of periods through the Closing Date;

          (c) liabilities or obligations of Summerlin arising under Medicare, Medicaid, Blue Cross or other comparable third party payor programs (the "Government Reimbursement Programs") for periods through the Closing Date and as a result of the consummation of the transactions contemplated herein, including reimbursement recapture or any other adjustments;

          (d) liabilities or obligations for Taxes (as hereinafter defined) of Summerlin in respect of periods prior to the Closing Date or resulting from the consummation of the transactions contemplated;

          (e) liabilities under any Employee Benefit Plan (as hereinafter defined) of Summerlin; and liabilities for any and all EEOC, wage and hour, unemployment compensation, employee medical or workers' compensation claims relating to periods prior to the Closing Date;

          (f) except as provided in Section 4.6 below, liabilities or obligations for any and all workers' compensation, health, disability or other benefits due to or for the benefit of any employees of Summerlin (or their covered dependents);

          (g) liabilities arising out of or in connection with claims, litigations or proceedings described in Section 2.16, and claims, litigations or proceedings (whether instituted prior to or after the Closing Date) for acts or omissions which allegedly occurred prior to or at the Closing Date;

          (h) liabilities attributable to legal, accounting or brokerage fees, and similar costs incurred by Summerlin related to the contribution of any of the Facilities Assets;

          (i) except as expressly set forth herein, liabilities arising from Summerlin's assignment and the Company's assumption of the Assumed Liabilities;

          (j) liabilities for the payment by Summerlin of any deductibles, copayments or other self-insurance requirements relating to events occurring prior to the Closing Date;

          (k) any and all liabilities respecting any intercompany transactions of Summerlin, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like;

          (l) except for Assumed Liabilities, any and all actual or contingent liabilities or obligations of or demands upon Summerlin arising from acts or omissions of Summerlin (actual or alleged) prior to the Closing Date;

          (m) all liabilities arising out of or in connection with the existence of Materials of Environmental Concern (as hereinafter defined) upon, about, beneath or migrating to or from any of the Real Property on or before the Closing Date or the existence on or before the Closing Date of any Environmental Claim (as hereinafter defined) or any violation of any Environmental Laws (as hereinafter defined) pertaining to such Real Property or the operation of the UHS Facilities by Summerlin or any other business operated therefrom;

          (n) any liability of Summerlin which allegedly occurred out of any negligence, medical malpractice or similar acts or omissions which allegedly occurred prior to the Closing Date;

          (o) sales, income, franchise, use and other taxes payable with respect to the business or operations of Summerlin through the Closing Date or the transactions contemplated hereby;

          (p) except as expressly set forth herein, liabilities for rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden or vary the rights and remedies such third parties would have had against Summerlin if the contribution of the Facilities Assets were not to occur; and

          (q) liabilities on account of those liens or mortgages set forth on
Schedule 1.7(g).
---------------

          With respect to Subsection 1.7(m) above, for a period of five (5) years from and after the Closing Date, in the event that it cannot be proven that the event giving rise to a Subsection 1.7(m) liability occurred after the Closing Date then it shall be presumed to have occurred on or before the Closing Date and Summerlin can rebut this presumption with a Phase I environmental study. From and after five (5) years following the Closing Date, the presumption shall shift and thereafter all events giving rise to a Subsection 1.7(m) liability shall be presumed to have occurred from and after the Closing Date.

          1.8 CLOSING. The closing of the transactions provided herein will be accomplished by means of overnight courier delivery and facsimile transmission or by such other method as may be agreed upon by the Parties. Upon contribution of the Facilities Assets which shall be effective as of 11:59 p.m. Pacific Time on January 31, 1998, payment of the Desert Springs Payment and the issuance of membership interests to Desert Springs in accordance with Section 1.5 hereof, the closing shall be deemed to be effective as of 12:01 a.m. Pacific Time on February 1, 1998. Such date of effectiveness of closing is herein referred to as the "Closing Date". On the date of effectiveness of the Closing, Summerlin shall receive good funds in the amount of the Desert Springs Payment if a business day, otherwise the parties shall agree on whether it shall be prior or after such effectiveness. The parties have agreed that if the Closing is to be effective February 1, 1998, the parties shall use their best efforts to close the transaction sufficiently so that the funds shall be wired on January 30, 1998. In the event that the Desert Springs Payment is received by Summerlin before or after the date of the effectiveness of the Closing, the Desert Springs Payment shall be reduced or increased on a per diem basis, based on the prime rate as reported in The Wall Street Journal
                                                       -----------------------
five (5) business days before the actual date of closing.

      2. REPRESENTATIONS AND WARRANTIES OF SUMMERLIN. Summerlin hereby represents, warrants and agrees as follows:

          2.1 EXISTENCE; GOOD STANDING; PARTNERSHIP AUTHORITY. Summerlin is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Summerlin has all requisite partnership power and authority to own its properties and carry on its business as now conducted. The copies provided to Desert Springs of the Agreement of Limited Partnership of Summerlin, as amended to date, are complete and correct and presently in effect. Summerlin has not failed to qualify in any jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it. Summerlin is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject.

          2.2 AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENTS. The execution, delivery and performance of this Agreement and all agreements and documents contemplated hereby by Summerlin and the consummation by it of the transactions contemplated hereby, have been duly and effectively authorized by all necessary partnership action on its part. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Summerlin, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 2.2
                                                               ------------
hereto, the execution and delivery of this Agreement by Summerlin does not, and the consummation of the transactions contemplated hereby will not, except to the extent the same would not have a material adverse effect on it: (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or any governmental, public authority or accrediting body; (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment, or decree of any court or governmental authority applicable to such Party;(iii) result in the breach or termination of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Summerlin pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Summerlin is a party or by which it is bound, or violate any provision of the Agreement of Limited Partnership of Summerlin, as amended to the date of this Agreement; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License (as hereinafter defined) relating to the ownership and operation by Summerlin of health care facilities which are the subject of the transactions contemplated hereby, subject to the Company obtaining new Licenses for its operation of the UHS Facilities.

          2.3  SUBSIDIARIES.  Except as set forth on Schedule 2.3, Summerlin
                                                     ------------
does not own, directly or indirectly, any debt or equity securities issued by any other partnership or corporation, or any interest in any partnership, joint venture or other business enterprise. During the period between the effective time of its creation and the effective time of the transactions described in
Section 1.1 above, the Company shall not have conducted any business or incurred any liabilities.

          2.4  CAPITALIZATION.  Schedule 2.4 sets forth a list of the general
                                ------------
and limited partnership interests issued and outstanding and owned of record and beneficially by each of the partners in Summerlin. Except as set forth on
Schedule 2.4, there are no outstanding or authorized rights, warrants, options,
------------
subscriptions, agreements or commitments of any character giving anyone any right to require Summerlin to sell or issue any partnership interests or other securities, nor are there any voting trusts or other agreements or understandings with respect to the partnership interests in Summerlin. On and as of the date of payment of the Desert Springs Payment, Summerlin shall be the owner of 100% of the outstanding membership interests in the Company, free and clear of all Liens other than the Permissible Liens.

          2.5 RECORDS. The books, records and work papers of Summerlin will be made available to Desert Springs for inspection prior to the Closing Date and
(a) will contain the minutes of all meetings of partners and actions taken by partners, (b) have been maintained in accordance with good business practice and
(c) accurately reflect the basis for the financial condition and results of operations of Summerlin set forth in the financial statements referred to in
Section 2.6 hereof except to the extent the same would not have a material adverse effect on it.

          2.6 FINANCIAL STATEMENTS. Summerlin has furnished true, complete and correct copies of its unaudited balance sheet as of December 31, 1997 and related statements of income and operations for the period then ended (the "Summerlin Balance Sheet, or sometimes the "Financial Statements"). Copies of the Financial Statements are attached hereto as Schedule 2.6. The Financial
                                                ------------
Statements of Summerlin are in accordance with its books and records, are complete and correct in all material respects, fully and fairly set forth the financial condition of Summerlin as of the dates indicated, and the results of its operations for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein and except for normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

          2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Summerlin has no liabilities or obligations of any nature, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements, except (i) those arising after the date of the Summerlin Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in
Schedule 2.7 hereof. Except as set forth on Schedule 2.7, Summerlin does not
------------                                ------------
know and has no reasonable grounds to know of any reasonable basis, as of the date hereof, for assertion against it of any claim or liability of any nature in excess of $25,000 individually or

$50,000 in the aggregate not fully disclosed in the Summerlin Balance Sheet.

          2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE THE DATE OF THE SUMMERLIN BALANCE SHEET. Except as otherwise disclosed in Schedule 2.8, since
                                                           ------------
the date of the Summerlin Balance Sheet Summerlin has not, except to the extent the same would not have a material adverse effect on it:

               2.8.1 incurred any obligation or liability (fixed, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

               2.8.2 discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed, contingent or otherwise), including intercompany obligations and liabilities except in the ordinary course of business;

               2.8.3 mortgaged, pledged or subjected to any Lien any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

               2.8.4 sold, assigned, conveyed, transferred, leased or otherwise disposed of, or agreed to sell, assign, convey, transfer, lease or otherwise dispose of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

               2.8.5 canceled or compromised any debt or claim in excess of $2,500 for any individual debt or claim or $10,000 in the aggregate except patient account bad debt which is addressed in Section 2.8.14;

               2.8.6  waived or released any rights of material value;

               2.8.7 made or granted any wage or salary increase applicable to any group or classification of employees generally except merit increases and bonuses pursuant to prior personnel practices, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with any partner, officer or employee, been the subject of any material labor dispute or, to its knowledge, threat thereof;

               2.8.8 entered into any transaction or contract (other than Immaterial Contracts as defined in Section 2.13.4), except (i) contracts listed on Schedule 2.8 and (ii) this Agreement and the transactions contemplated
   ------------
hereby;

               2.8.9 suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business;

               2.8.10 authorized or effected any amendment or restatement of its Agreement of Limited Partnership, or taken any steps looking toward its dissolution or liquidation;

               2.8.11 suffered any material adverse change in its operations, earnings, assets, liabilities, properties or business or in its condition, financial or otherwise, other than changes in the general market conditions and prospects for the UHS Facilities;

               2.8.12 made capital expenditures or entered into any commitment therefore which, in the aggregate, exceed $500,000;

               2.8.13 suffered any material adverse change in its relations with, or any material loss or, to its knowledge, material adverse threatened loss of any of its material suppliers, managed care contracts, or Medicare or Medicaid contracts;

               2.8.14 written off as uncollectible any accounts receivable or trade notes in excess of reserves; or

               2.8.15 introduced any material change with respect to the operation of its business, including its method of accounting.

          2.9  TAXES.  Except as set forth in Schedule 2.9, Summerlin (i) has
                                              ------------
duly and timely filed or caused to be filed all federal, state, local and foreign tax returns and reports of "Taxes" (as hereinafter defined) required to be filed by it prior to the date of this Agreement which relate to it or with respect to which it or its assets or properties are liable or otherwise in any way subject, (ii) has paid or fully accrued for all Taxes, interest, penalties, assessments and deficiencies shown to be due and payable on such returns and reports (which Taxes, interest, penalties, assessments and deficiencies are all the Taxes, interest, penalties, assessments and deficiencies due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such Taxes accrued in respect of it or its assets and properties for periods subsequent to the periods covered by such returns. Except as set forth in Schedule 2.9, no
                                                            ------------
deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement. Such Party has made all withholdings of Taxes required to be made under all applicable United States, state and local tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of such Party. As used herein, the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code ("Code") Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or estimated tax, assessment, charge, levy or fee of any kind whatsoever, which are due or alleged to be due to any taxing authority, whether disputed or not.

          2.10  REAL PROPERTY.  Except as set forth on Schedule 2.10:
                                                        -------------
               (a) Schedule 2.10 hereto identifies all interests in real
                   -------------
property, including land and improvements held by Summerlin as of the date hereof, together with the nature of such interest. Summerlin owns fee simple title to the tracts of Real Property. To the extent that any interest in Real Property set forth thereon is shared, Schedule 2.10 sets forth the nature and
                                      -------------
proportion of the sharing arrangement;

               (b) the Real Property comprises all of the real property associated with or employed or used in the business of the UHS Facilities;

               (c) except as set forth in Schedule 2.10(c), to the best
                                          ----------------
knowledge of Summerlin, no part of the Real Property contains, is located within or abuts any navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to special state, federal or municipal regulation, control or protection;

               (d) such Real Property adjoins dedicated public roadways and there is access for motor vehicles from the Real Property to such roadways by valid public or private easements; and, to the best knowledge of Summerlin, there are no conditions existing which could result in the termination or reduction of the current access from the Real Property to existing roadways;

               (e) all essential utilities (including water, sewer, electricity and telephone service) are available to the Real Property;

               (f) to the best knowledge of Summerlin, the UHS Facilities and the Real Property and the businesses conducted thereon are in material compliance with all applicable planning, zoning, land use, public health, fire safety and building codes and ordinances; the consummation of the transactions contemplated herein will not result in a violation of any applicable planning, land use, public health, fire safety, zoning or building code or ordinance, or the termination of any applicable zoning variances, conditional use permits, waivers, exemptions or "grandfathering" now existing with respect to the Real Property; and final, permanent and unconditional certificates of occupancy and/or use have been duly issued by the applicable governmental authority having jurisdiction for all buildings located on the Real Property;

               (g) Summerlin has not received actual notice of a violation of any ordinance or other law, order, regulation or requirement, and has not received actual notice of condemnation or similar proceedings relating to any part of the Real Property;

               (h) the Real Property is subject only to the Liens described in
Schedule 2.10(h), and on the Closing Date will be subject only to the Liens
----------------
described on Schedule 2.10(h) which are not designated therein as "excluded" and
             ----------------
any other Liens approved by the Company in writing on or after the effective date hereof (the "Permitted Encumbrances");

               (i) Summerlin has not created or may not assert any rights in respect of any Liens which will interfere with the Company's use of the Real Property after the Closing Date;

               (j) except for those tenants in possession of the Real Property under contracts described in Schedule 2.10(j), there are no parties in
                             ----------------
possession of, or claiming any
possession, adverse or not, to or other interest in, any portion of the Real Property as lessees, tenants at sufferance, trespassers or otherwise;

               (k) with respect to the Real Property, no tenant is entitled to any rebate, concession or free rent, other than as set forth in the contract with such tenant; no commitments have been made to any tenant for repairs or improvements other than for normal repairs and maintenance in the future or as set forth in the contract with such tenant; and no rents due under any of the tenant contracts have been assigned or hypothecated to, or encumbered by, any person, other than pursuant to the encumbrances relating to indebtedness to be satisfied on or prior to the Closing Date, or Permitted Encumbrances, as additional security for the payment thereof;

               (l) no part of the Real Property is currently subject to condemnation, eminent domain or other proceedings for the taking thereof, and to the best of Summerlin's knowledge, no condemnation or taking is threatened or known by Summerlin to be contemplated; and

               (m) the improvements to the Real Property are located entirely within the boundaries of the Real Property and, to Summerlin's knowledge, do not materially violate any building set back lines or materially encroach upon any easements located on the Real Property.

          2.11  TITLE TO PROPERTY AND ASSETS; SUFFICIENCY OF FACILITIES ASSETS.

               (a) Summerlin has good and marketable title to the Facilities Assets (including, without limitation, the properties and assets reflected in the Summerlin Balance Sheet except any thereof since disposed of for value in the ordinary course of business) except for the Permitted Encumbrances, and none of such properties or assets is, except as disclosed in the Summerlin Balance Sheet or the Schedules hereto, subject to a contract of sale not in the ordinary course of business, or, except for Permitted Encumbrances, subject to any Liens.

               (b) Except as described on Schedule 2.11, the Facilities Assets
                                          -------------
constitute, in the aggregate, all the properties and assets necessary for the operation of the UHS Facilities as currently conducted. The Facilities Assets, together with the Excluded Assets, comprise all of the following: (i) all assets owned by Summerlin, (ii) all assets used in connection with the UHS Facilities and their related businesses and (iii) all assets owned, used or operated by any affiliate of Summerlin located within a fifty (50) mile radius of Las Vegas, Nevada.

          2.12 CONDITION OF PROPERTY. All buildings on the Real Property and all items of tangible personal property, equipment, fixtures and inventories included within the assets and properties of Summerlin or required to be used in the ordinary course of its business are being contributed and transferred pursuant to this Agreement on an "as is, where is" basis with no representations or warranties express or implied as to their physical condition and WITHOUT ANY WARRANTIES FROM ANY PARTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          2.13  LIST OF CONTRACTS AND OTHER DATA.  Schedule 2.13 sets forth the
                                                   -------------
following information with respect to the properties and assets of Summerlin, other than the Excluded Assets (indicating in each case, where appropriate, whether or not consent by a third party is required for the transfer by Summerlin of such properties and assets to the Company):

                2.13.1 a description of all real property leased by Summerlin and all leases of real property to which Summerlin is a party;

                2.13.2 a list of all personal property owned of record or beneficially by Summerlin having a value per item or group of items in excess of $1,000 and all leases of personal property, licenses, permits, franchises, concessions, certificates of public convenience or the like to which Summerlin is a party;

                2.13.3 a list of (i) all United States and foreign patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all United States and foreign applications pending on said date for patents, for trademark or trade name registrations, for service mark registrations, or for copyright registrations, and all trademarks, trade names, service marks, labels and other trade rights in use on said date, all of the foregoing being owned in whole or in part as noted thereon on said date by Summerlin, (ii) a description of all action taken by Summerlin to protect all tradenames used by it, and (iii) all licenses granted by or to Summerlin and all other agreements to which Summerlin is a party, which relate in whole or in part to any items of the categories mentioned in clause (i) above or to any other proprietary rights, whether owned by Summerlin or otherwise;

                2.13.4 a list of all existing contracts and commitments to which Summerlin is a party or by which Summerlin or any of its respective properties or assets is bound, except for Immaterial Contracts. "Immaterial Contracts" shall mean contracts which (i) no party thereto is a physician, physician group or other referral source to a UHS Facility, and is not a third party payor contract and is not a real estate lease and (ii) requires payment by
                                                    ---
Summerlin of less than $100,000 per year; and

                2.13.5 a list of (i) all collective bargaining agreements, multi-employer pension plans, employment, consulting and separation agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans and hospitalization insurance or other plans or arrangements providing for benefits for employees or former employees of Summerlin, and (ii) all Multiemployer Plans (as defined in ERISA as hereinafter defined) which Summerlin maintains or has maintained or to which Summerlin makes, is required to make, has made or has been required to make a contribution.

          All documents, rights, obligations and commitments referred to in this
Section 2.13 are, to the best knowledge of Summerlin, valid and enforceable in accordance with their terms for the period stated therein and there is not under any of them any existing breach, default, event of default or event which with the giving of notice or lapse of time, or both, would constitute a default, by Summerlin, or, to Summerlin's knowledge, by any other party thereto, nor, except as set forth on Schedule 2.13, has any party thereto given notice of or made a
                -------------
claim with respect to any breach or default. There are no existing laws, regulations or decrees, nor to Summerlin's knowledge are there any proposed laws, regulations or decrees, which adversely affect any of such documents, rights, obligations or commitments. Except as set forth on Schedule 2.13, no
                                                           -------------
part of the business or operations of Summerlin is dependent to any material extent on any patent, trademark, copyright, or license or any assignment thereof or any secret processes or formulae. Except as set forth on Schedule 2.13, none
                                                             -------------
of the rights of Summerlin under such documents, rights, obligations or commitments is subject to termination or modification as a result of the transactions contemplated hereby.

          2.14 NO BREACH OR DEFAULT. Summerlin is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract except as set forth in Schedule
                                                                    --------
2.14. Summerlin has no reason to believe that the parties to such contracts will
----
not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

          2.15 LABOR CONTROVERSIES. Neither Summerlin nor any of its employees is a party to any collective bargaining agreement except as included in Schedule
                                                                        --------
2.13.  There are not any controversies pending or, to the knowledge of
----
Summerlin, threatened between Summerlin and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of Summerlin, threatened relating to its business, and to the knowledge of Summerlin, there are not any further organizational efforts presently being made or threatened involving any of the employees of Summerlin. Except as set forth on Schedule
                                                                     --------
2.15, Summerlin has not received any notice or claim that it has not complied
----
with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Summerlin is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          No person or Party (including, but not limited to, any governmental agency) has any claim or basis for any action or proceeding, against Summerlin, arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, or the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act of 1990). Summerlin has complied with all laws and regulations with respect to the determining of independent contractor or employee status.

          2.16  LITIGATION.  Except as set forth in Schedule 2.16, there are no
                                                    -------------
claims, actions, suits or proceedings or, to the knowledge of Summerlin, investigations with respect to Summerlin, involving claims by or against Summerlin which are pending or, to Summerlin's knowledge, threatened against Summerlin, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or before the internal grievance mechanisms of Summerlin. To Summerlin's knowledge, no basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which it has been named or to which it is a party, which directly apply, in whole or in part, to the business of Summerlin, or to any of its assets or properties, or which would result in any material adverse change in its business.

          2.17 PATENTS; TRADEMARKS, ETC. No patents, trademarks, trade names, copyrights, registrations or applications are necessary for the conduct of the business of Summerlin as now conducted, other than those listed in Schedule 2.13
                                                                   -------------
hereto.  Except as described in Schedule 2.13 hereto, all such patents,
                                -------------
trademarks, trade names, copyrights and registrations are in good standing, are valid and enforceable and are free from any default on the part of Summerlin. Summerlin is not a licensor in respect of any patents, trademarks, trade names, copyrights or registrations or applications therefor. Summerlin is not in violation of any patent, patent license, trade name, trademark, or copyright of others. No officer, partner or employee of Summerlin owns, directly or indirectly, in whole or in part, any patents, trademarks, trade names, copyrights, registrations or applications therefor or interests therein which Summerlin has used, is presently using, or the use of which is necessary for its business as now conducted.

          2.18  LICENSES; PERMITS; AUTHORIZATIONS.  Schedule 2.18 hereto is a
                                                    -------------
schedule of all rights, approvals, authorizations, consents, licenses, orders, accreditations, franchises, concessions, certificates and permits of all governmental agencies, whether United States, state or local, and accrediting bodies, (collectively, the "Licenses") required by the nature of the business conducted by Summerlin to permit the continued operation of its business in the manner in which it was conducted as of the date hereof (indicating in each case of a License held by Summerlin, where appropriate, whether or not the consent by a third party to the transfer to the Company of such License is required). Summerlin has all Licenses required to permit the operation of its business as presently conducted; Summerlin's business is and has been operated in all material respects in compliance therewith and all such Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of Summerlin, is threatened to revoke, terminate or declare invalid any of the foregoing.

          2.19  COMPLIANCE WITH APPLICABLE LAW; ENVIRONMENTAL LAWS.

               (a) Except as set forth on Schedule 2.19 hereto, the conduct of
                                          -------------
the business of Summerlin does not (i) violate or infringe any domestic or foreign laws, statutes, rules or regulations or any material ordinances, including, without limitation, any of the foregoing that pertain to or regulate the operation of a hospital, consumer protection, health and safety or occupational safety matters, or (ii) violate or infringe any right or patent, trademark, trade name, service mark, copyright, know-how or other proprietary right of third parties, the enforcement of which would adversely affect the business of Summerlin or the value of its properties or assets.

               (b) Neither Summerlin nor, to the knowledge of Summerlin, any of its employees, partners and officers in their capacities as such, have engaged in any activities which are prohibited under any federal laws, or the regulations promulgated pursuant to such laws or related state or local laws, statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid or other state health care programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or
(b) false or fraudulent; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (v) knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program; (vi) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit necessary services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other state health care programs; (vii) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a patient from a UHS Facility; (viii) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statement contained therein not misleading) of a material fact with respect to (a) the conditions or operations of a UHS Facility in order that the UHS Facility may qualify for Medicare, Medicaid or other state health care program certification, or (b) information required to be provided under (S) 1124A of the Social Security Act (42 U.S.C. (S) 1320a-3); or
(ix) knowingly and willfully (a) charging for any Medicaid service money or other consideration at a rate in excess of the rates established by the state, or (b) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) (1) as a precondition of admitting the patient, or (2) as a requirement for the patient's continued stay in the UHS Facility.

               (c) All Licenses currently held by Summerlin pursuant to the Environmental Laws are identified in Schedule 2.18.
                                     -------------

               (d) Summerlin is in compliance in all material respects with all applicable Environmental Laws except as disclosed in Schedule 2.19.
                                                     -------------

               (e) In regards to the UHS Facilities and the Real Property, there is no Environmental Claim pending or, to such Party's knowledge, threatened against the UHS Facilities or the Real Property, or, to Summerlin's best knowledge after due inquiry, any other person whose liability for any Environmental Claim Summerlin has retained or assumed contractually; to Summerlin's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against Summerlin or against any person whose liability for any Environmental Claim Summerlin has retained or assumed contractually; and Summerlin has not received any written communication, whether from a governmental authority or otherwise, that alleges that Summerlin is not in full compliance with all applicable Environmental Laws.

               (f) In regards to the UHS Facilities and the Real Property, without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Summerlin has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 2.19,
                                                                 -------------
(ii) all Contracts dealing with the removal, storage, disposal and handling of Materials of Environmental Concern are with properly licensed and registered vendors, (iii) all underground storage tanks, and the capacity and contents of such tanks, located on the Real Property identified in Schedule 2.19, (iv)
                                                       -------------
except as set forth on Schedule 2.19, there is no asbestos contained in or
                       -------------
forming part of the Real Property, and (v) except as set forth on Schedule 2.19,
                                                                  -------------
no polychlorinated biphenyls (PCBs) are used or stored on the Real Property.

               (g) As used herein: (i) "Environmental Claim" means any written notice by a person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from, directly or indirectly, the presence, or release into the environment, of any Materials of Environmental Concern (as defined below); (ii) "Environmental Laws" means any and all federal, state, local and foreign laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern; and (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes (including medical waste), toxic substances, polychlorinated biphenyls (PCB's), ureaformaldehyde, petroleum and petroleum products and such other substances, materials and wastes which are defined or classified as hazardous or toxic under any Environmental Laws.

          2.20  EMPLOYEE BENEFIT PLANS; EMPLOYEES AND EMPLOYEE RELATIONS.

               2.20.1  Attached hereto is an accurate list (Schedule 2.20.1) of
                                                            ---------------
all "employee welfare benefit plans" and "employee pension benefit plans" (collectively, "Qualified

Plans"), as such terms are defined by the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and any other group employee benefit plan, agreement, arrangement or understanding maintained for the benefit of Summerlin (the Qualified Plans, together with such other plans, arrangements and understandings, collectively, the "Employee Benefit Plans"). To the extent available, complete and genuine copies of the summary plan descriptions have been provided to Desert Springs, which summary plan descriptions accurately summarize the material provisions of the Employee Benefit Plans. Neither Summerlin nor any other members of the Controlled Group of Corporations (as defined in Section 1563 of the Code) that includes Summerlin contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan (as defined in Section 3(37) of ERISA) or has any liability (including withdrawal liability) under any Multiemployer Plan. There is no lien, encumbrance or claim of any type on the Facilities Assets or against Summerlin with respect to the Employee Benefit Plans, and Summerlin has not taken any action, or omitted to take any action, with respect to the Employee Benefit Plans (or has any knowledge of the same) that would or could be expected to result in a Lien on the Facilities Assets or against Summerlin.

               2.20.2  Schedule 2.20.2 sets forth a complete list (as of the
                       ---------------
date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of Summerlin.

          2.21  ADVERSE AGREEMENTS; NO ADVERSE CHANGE.

               (a) Summerlin is not a party to or subject to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or rule specifically naming Summerlin which adversely affects the business, operations, properties, assets or conditions, financial or otherwise, of Summerlin.

               (b) To the best of Summerlin's knowledge there has not been any material adverse change in, or development materially adversely affecting the business, assets, financial position or results of operations of any of Summerlin since the Summerlin Balance Sheet date.

          2.22 TRADE NOTES AND ACCOUNTS RECEIVABLE; TRADE ACCOUNTS PAYABLE; PREPAID CONTRACTS.

               (a) Except as set forth on Schedule 2.22 hereto, the trade notes
                                          -------------
and accounts receivable of Summerlin are reflected on the Summerlin Balance Sheet and all trade notes and accounts receivable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of Summerlin, and are (except for normal claims and allowances which are consistent with past experience of Summerlin and which in the aggregate are not material) current, arose in the usual and ordinary course of business of Summerlin from arms-length transactions, are not subject to any defenses, counterclaims or set-offs which would materially adversely affect such trade notes and accounts receivable, and, to Summerlin's knowledge, are fully collectible, less the applicable allowance for doubtful accounts. Summerlin has fully performed all obligations with respect to such trade notes and accounts receivable which it was obligated to perform prior to the date hereof and
Schedule 2.22 sets forth an aging schedule, as of December 31, 1997, for all
-------------
such trade notes and accounts receivable.

               (b) The trade accounts payable of Summerlin reflected on the Summerlin Balance Sheet and all trade accounts payable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of Summerlin and were paid or are not yet due and payable.

               (c) Schedule 2.22 hereto sets forth the amounts and dates of all
                   -------------
payments (the "Prepayments") received by Summerlin which relate to services to be performed by Summerlin subsequent to the Closing Date, including, without limitation, all such payments expressly authorized to be made in advance by any of the terms of any contract or agreement with Summerlin.

          2.23 INVENTORIES AND SUPPLIES. All inventories and supplies of Summerlin, whether or not reflected in the Summerlin Balance Sheet, consist of a quality and quantity useable and salable in the ordinary course of business, without discount or reduction, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Summerlin Balance Sheet. All inventories and supplies not written off are valued at the lower of cost (applied on a first in, first out basis) or market in accordance with generally accepted accounting principles. The present quantities of inventory and supplies are not excessive and are reasonable and consistent with the past inventory and supply practices of Summerlin.

          2.24 ILLEGAL PAYMENTS. Summerlin has not, nor to the knowledge of Summerlin, has any of its respective partners, directors or officers, in their capacity as such, either directly or indirectly, made any illegal payments to, or provided any illegal benefit or inducement for, any person pursuant to an action illegal under any federal, state or local law.

          2.25  INSURANCE POLICIES.  (a)  Schedule 2.25 contains a correct and
                                          -------------
complete description of all insurance policies of Summerlin covering Summerlin and its employees, agents and assets. Each such policy is in full force and effect and, to the knowledge of Summerlin, is reasonably adequate in coverage and amount to insure against customarily insured risks to which Summerlin and its employees, businesses, properties and other assets may likely be exposed in the operation of its business. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of Summerlin, and except as set forth on Schedule 2.25, there are no pending
                                         -------------
claims against such insurance by Summerlin as to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 1994, Summerlin has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

               (b) Schedule 2.25 contains a correct and complete description of
                   -------------
all insurance policies of Summerlin covering the Real Property. Each such policy is in full force and effect and, to the knowledge of Summerlin, is reasonably adequate in coverage and amount to insure against customarily insured risks with respect to property of this type. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Schedule 2.25, there are no pending claims against such insurance by
         -------------
Summerlin as to which the insurers have denied coverage or otherwise reserved rights.

          2.26 PROFESSIONAL STAFF, MEDICARE, MEDICAID AND OTHER HEALTH CARE PROGRAMS.

               (a) The professional licensed provider staff of the UHS Facilities consists of the persons whose names and status are set forth on
Schedule 2.26(a) hereto.
----------------

               (b) Except as set forth on Schedule 2.26(b) hereto, Summerlin is
                                          ----------------
certified for participation in the Medicare and Nevada Medical Assistance ("Medicaid") programs, and has a current and valid provider contract with such programs.

               (c) Except as set forth on Schedule 2.26(c) hereto, Summerlin has
                                          ----------------
timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by any governmental or other entity to be made by it with respect to the purchase of services by third-party purchasers, including but not limited to Medicare and Medicaid programs and other insurance carriers, and all such reports are complete and accurate in all material respects. Summerlin has paid or caused to be paid all refunds, discounts or adjustments which have become due in accordance with said reports as filed and, except as set forth on Schedule 2.26(c), have not been notified that there is any further
             ----------------
liability now due (whether or not disclosed in any report heretofore or hereafter made) for any such refund, discount or adjustment, or any interest or penalties accruing with respect thereto. Summerlin has delivered to Desert Springs complete copies of all of its Medicare and Medicaid cost reports submitted by Summerlin for the two most recent fiscal years.

               (d) To the knowledge of Summerlin, Summerlin and its partners, officers, employees or agents (acting in their capacities as such), have not engaged in any activities which (i) could subject Summerlin or such person to sanctions under 42 U.S.C. (S) 1320a-7 (other than subparagraph (b)(7) thereof) or (ii) at the time such activities were engaged in were known or reasonably could have been known to be prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. (S) (S) 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct.

          2.27 UHS FACILITY SURVEYS. True and complete copies of any and all licensure survey reports and any and all Medicare and/or Medicaid and JCAHO or other accreditation survey reports issued within the 24-month period preceding the execution of this Agreement with respect to each UHS Facility for which surveys are conducted by the appropriate state or Federal agencies having jurisdiction thereof and JCAHO or accreditation bodies have been furnished to Desert Springs, along with true and complete copies of any and all plans of correction which the agencies required to be submitted in response to said survey reports.

          2.28 RELATED PARTY TRANSACTIONS. To the knowledge of Summerlin, except as set forth in Schedule 2.28, and except for compensation to employees
                       -------------
for services rendered, no current partner or officer of Summerlin or any affiliate thereof is presently, or during the last fiscal year has been, (a) a party to any material transaction with Summerlin (including, but not limited to, any contract or other arrangement providing for the furnishing of service by, or rental of real or personal property from, or otherwise requiring payments to, any such partner or officer, or (b) the direct or indirect owner of any interest in any person which is a present competitor, supplier or customer of Summerlin with respect to the business, nor does any such person receive income from any source other than Summerlin which should properly accrue to Summerlin.

          2.29 NO BROKERS. Summerlin has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or the other Party to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Summerlin is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          2.30 NO MISREPRESENTATION OR OMISSION. No representation or warranty by Summerlin in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by or on behalf of Summerlin pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

      3. REPRESENTATIONS AND WARRANTIES OF DESERT SPRINGS. Desert Springs hereby represents, warrants and agrees as follows:

          3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Desert Springs is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Desert Springs has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The copies provided to Summerlin of the Articles of Incorporation and Bylaws of Desert Springs, as amended to date, are complete and correct and presently in effect. Desert Springs has not failed to qualify in any jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it. Desert Springs is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject.

          3.2 AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENTS. The execution, delivery and performance of this Agreement and all agreements and documents contemplated hereby by Desert Springs and the consummation by it of the transactions contemplated hereby, have been duly and effectively authorized by all necessary corporate action on its part. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Desert Springs, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 3.2
                                                               ------------
hereto, the execution and delivery of this Agreement by Desert Springs does not, and the consummation of the transactions contemplated hereby will not, except to the extent the same would not have a material adverse effect on it: (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or any governmental, public authority or accrediting body; (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment, or decree of any court or governmental authority applicable to such Party; or (iii) result in the breach or termination of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Desert Springs pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Desert Springs is a party or by which it is bound, or violate any provision of the Articles of Incorporation or Bylaws of Desert Springs, as amended to the date of this Agreement.

          3.3 NO BROKERS. Desert Springs has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or the other Party to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Desert Springs is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.   COVENANTS OF SUMMERLIN AND DESERT SPRINGS.

          4.1  ACCESS TO UHS FACILITIES AND ADDITIONAL INFORMATION.

               4.1.1 From the date hereof until the Closing Date, Summerlin shall provide, and cause its agents (including counsel and accountants) to provide to Desert Springs reasonable access to and the right to inspect the Facilities Assets and the books and records pertaining to the Facilities Assets, and Summerlin will furnish and cause to be furnished to Desert Springs all material information concerning its businesses not otherwise disclosed pursuant to this Agreement, and such additional financial, operating and other data and information regarding Summerlin and its businesses and the Facilities Assets, as Desert Springs may from time to time reasonably request, without regard to where such information may be located.

               4.1.2 Promptly after the execution of this Agreement, Summerlin shall deliver to Desert Springs, to the extent not already delivered, copies of all title insurance policies and binders in the possession of Summerlin for any of the Real Property and copies of all surveys of any of the Real Property in the possession of Summerlin.

          4.2 OPERATIONS. From the date hereof until the Closing Date and except as otherwise expressly provided in this Agreement:

               (a) each of Summerlin and Desert Springs will carry on its business in substantially the same manner as heretofore and not make any material change in its personnel, operations, finances, accounting policies, or real or personal property;

               (b) Summerlin will maintain the Facilities Assets and all parts thereof in their current condition, ordinary wear and tear excepted;

               (c) Summerlin will perform all of its obligations relating to or affecting the Facilities Assets or the business of the UHS Facilities;

               (d) Summerlin will use its reasonable efforts to obtain appropriate releases, consents, estoppels and other instruments as Desert Springs may reasonably request;

               (e) Summerlin will keep in full force and effect present insurance policies or other comparable insurance and maintain sufficient liquid reserves to meet all deductible, self-insurance and copayment requirements under present insurance policies;

               (f) Summerlin will maintain and preserve its business organizations and operations intact, and deal with its present employees at the UHS Facilities in a manner consistent with its existing personnel policies; Summerlin will maintain its relationships with physicians, suppliers and other persons having business relations with it; and Summerlin will take such actions as are reasonably necessary to facilitate the smooth, efficient and successful transition to the Company following the Closing Date of the business organizations and operations and employee and other relations of Summerlin; and

               (g) Summerlin will permit and allow reasonable access by the Company to discuss post-closing employment with any of its personnel and to establish relationships with physicians, suppliers and others having business relations with it.

          4.3 NEGATIVE COVENANTS. From the date hereof until the Closing Date, except as otherwise expressly permitted by this Agreement or without the prior written consent of Desert Springs:

               (a) Summerlin will not amend or terminate any of the Assumed Contracts, enter into any contract or agreement or incur or agree to incur any liability, except in the ordinary and regular course of business, and in no event that requires the payment by Summerlin prior to the Closing Date or the Company following the Closing Date of an amount greater than twenty-five thousand dollars ($25,000) per contract or agreement, or that is not terminable without cause or penalty within thirty (30) days following the Closing Date;

               (b) Summerlin will not make offers to any of its employees for employment with it after the Closing Date;

               (c) Summerlin will not increase compensation payable or to become payable to, make a bonus payment to, or otherwise enter into one or more bonus agreements with, any of its employees or agents, except in the ordinary and regular course of business in accordance with existing personnel policies;

               (d) Summerlin will not create, assume or permit to exist any new Lien upon any of the Facilities Assets other than purchase money liens arising in the ordinary course of business;

               (e) Summerlin will not sell, assign, transfer, distribute or otherwise dispose of any property, plant or equipment, except in the ordinary and regular business of the UHS Facilities with comparable replacement thereof;

               (f) Summerlin will not take any action outside the ordinary and regular course of business;

               (g) Summerlin will not take any action relating to its liquidation or dissolution; and

               (h) Summerlin will not create, incur, assume, guarantee or otherwise become liable for, cancel, pay, agree to cancel or pay, provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right to receive any direct or indirect payment or other benefit under, any liability except in the ordinary and regular course of business and in an amount not ex ceeding $25,000 individually or $50,000 in the aggregate.

          4.4 GOVERNMENTAL APPROVALS. From the date hereof until the Closing Date, Summerlin shall (a) promptly apply for and use its reasonable best efforts to obtain prior to the Closing Date all consents, approvals, authorizations and clearances of governmental and regulatory authorities required of it to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as such authorities may reasonably request, and (c) assist and cooperate with such other Party to obtain all consents, licenses, permits, approvals, authorizations and clearances of governmental and regulatory authorities that such other Party reasonably deems necessary or appropriate, and to prepare any document or other information required of the Company following the Closing by any such authorities, in order to consummate the transactions contemplated herein.

          4.5 INSURANCE RATINGS. From the date hereof until the Closing Date, Summerlin will take all action it deems reasonably necessary to enable the Company following the Closing Date to succeed to the worker's compensation and unemployment insurance ratings of Summerlin with respect to the UHS Facilities for insurance purposes. The Company shall not be obligated to succeed to any such rating except as it may elect to do so.

          4.6 EMPLOYEES; EMPLOYEE BENEFIT PLANS. Summerlin shall retain all liabilities and obligations for all benefits under its Employee Benefit Plans, regardless of whether any such liabilities and obligations are disclosed on the Summerlin Balance Sheet (including, without limitation, any and all workers' compensation, health, disability or other benefits due to or for the benefit of any employees of Summerlin or their covered dependents) with the exception of vacation, sick leave, paid time off and the like, and COBRA, all of which will be assumed by the Company. As of the Closing Date, Summerlin shall terminate the participation of all employees in any Employee Pension Benefit Plan in which any of Summerlin's employees participates, and provide for distributions pursuant to the terms of the plans, ERISA and the Code.

          4.7 FURTHER ACTS AND ASSURANCES. At any time and from time to time at and after the Closing Date, upon request of the Company, Summerlin shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as the Company may reasonably request to more effectively convey, assign and transfer to and vest in the Company, full legal right, title and interest in and actual possession of the Facilities Assets and the business of Summerlin, to confirm each Party's capacity and ability to perform its post-closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. Summerlin shall also furnish the Company with such information and documents in its possession or under its control, or which Summerlin can execute or cause to be executed, as will enable the Company to prosecute any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Facilities Assets and the business of Summerlin. After the Closing Date,

Summerlin shall promptly remit to the Company any payments received by Summerlin with respect to any accounts receivable or other amounts sold to the Company; and similarly, after the Closing Date the Company shall promptly remit to Summerlin any payments received by the Company with respect to accounts receivable or other amounts retained by Summerlin. Any funds so collected will be remitted within five (5) days following receipt of such payment.

          4.8 VALLEY TRANSACTION. Simultaneous with the contribution of the Facilities Assets and the payment of the Desert Springs Payment to Summerlin pursuant to this Agreement, (i) Valley Hospital Medical Center, Inc., a Nevada corporation ("Valley"), shall contribute, convey, assign, transfer and deliver to Valley Health System LLC, a limited liability company ("Newco UHS-1") created by Valley pursuant to the LLC Act, and Desert Springs shall contribute, convey, assign, transfer and deliver to Newco Q LLC, a limited liability company ("Newco Q-1") created by Desert Springs pursuant to the LLC Act, those assets and properties of Valley, in the case of Newco UHS-1, and those assets and properties of Desert Springs, in the case of Newco Q-1, which are in the nature of the Facilities Assets (but excluding those assets and properties which are in the nature of Excluded Assets), (ii) Newco UHS-1 shall assume and agree to pay, perform and discharge the liabilities and obligations of Valley which are in the nature of Assumed Liabilities, and (iii) Newco Q-1 shall assume and agree to pay, perform and discharge the liabilities and obligations of Desert Springs which are in the nature of Assumed Liabilities. Immediately following the consummation of such transactions in accordance with the preceding sentence, Newco Q-1 shall be merged with and into Newco UHS-1 pursuant to an agreement of merger on such terms and conditions as are mutually acceptable to Valley, Summerlin and Desert Springs (the "Merger"). Following the Merger, the separate legal existence of Newco Q-1 shall cease and Newco UHS-1 shall continue as the entity surviving the Merger (the "Valley Company"), with Valley thereafter owning a 72.5% membership interest in the Valley Company and Desert Springs thereafter owning a 27.5% membership interest in the Valley Company.

          4.9  ADDITIONAL PROPERTIES AND ASSETS. [INTENTIONALLY OMITTED.]

     5.   MATTERS PERTAINING TO THE COMPANY.

          5.1 EMPLOYEE MATTERS. Subject to the exclusions set forth in this Section, Summerlin and Desert Springs will cause the Company to offer to employ as of the Closing Date, on an at-will basis (subject to any existing union contracts), all employees working at the UHS Facilities immediately prior to the Closing Date (including those on leave) so that Summerlin may avoid the imposition of any liability under the WARN Act and the Company shall pay all liability of Summerlin under the WARN Act resulting from the Company's failure to do so. For the employees who accept the Company's offer of employment, the Company shall recognize the employee's length of service with Summerlin for vesting and benefits eligibility purposes under the Company's employee benefit programs. Notwithstanding the foregoing, the Company shall have no obligation to offer employment to, except as required under any union contract, (i) those employees who are "part-time employees" (as defined in the WARN Act) and (ii) those employees who voluntarily elect to leave the employment of Summerlin.

          5.2 FURTHER ACTS AND ASSURANCES. At any time and from time to time at and after the Closing Date, Summerlin and Desert Springs shall cause the Company to execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as the Parties may reasonably request to confirm the capacity and ability of the Company to perform those acts relating to the post-closing covenants and agreements of the Parties (with respect to causing the Company to perform such acts) under this Agreement, and to generally carry out the purposes and intent of this Agreement. Summerlin and Desert Springs shall cause the Company to furnish Summerlin with such information and documents in its possession or under its control, or which it can execute or cause to be executed, as will enable Summerlin to prosecute any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Facilities Assets and the business of the UHS Facilities for which Summerlin is liable hereunder or relating to Government Reimbursement Programs.

     6.   CONDITIONS OF CLOSING.

          6.1 CONDITIONS OF CLOSING. The obligations of Summerlin to contribute the Facilities Assets and of Desert Springs to make the Desert Springs Payment, the obligation of Summerlin to sell and deliver to Desert Springs a 26.115% membership interest in the Company, and the obligations of the Parties to otherwise cause the consummation of the transactions contemplated by this Agreement, shall be subject to and conditioned upon the satisfaction at the Closing Date of each of the following conditions (it being understood and agreed that (i) the conditions to the benefit of Summerlin are solely with respect to the Desert Springs Payment and Desert Springs and not with respect to itself or the UHS Facilities, and (ii) the conditions to the benefit of Desert Springs are solely with respect to the UHS Facilities and Summerlin and not with respect to itself or the Desert Springs Payment):

               6.1.1 All representations and warranties of the Parties contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date, the Parties shall have performed in all material respects all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and each Party shall have received a certificate of the other Party dated the Closing Date to such effect.

               6.1.2 Except as caused solely by any change in the relevant market conditions and prospects, for which the other such Party shall assume all risk, there shall have been no material adverse change since September 30, 1997 in the financial condition, business or affairs of Summerlin or Desert Springs; and neither Summerlin nor Desert Springs shall have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business the insurance proceeds related to which are not, in the reasonable opinion of such other Party, adequate to repair such damage and compensate for any lost business related thereto. Summerlin and Desert Springs each shall have received a certificate of the other such Party dated the Closing Date that the statements set forth in this Section 6.1.2 are true and correct.

               6.1.3 Each Party shall have delivered to the other Party a Certificate of the Secretary of State (or other authorized officer) of the State of its jurisdiction of incorporation or formation, and certifying as of a date reasonably close to the Closing Date that such Party has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation or limited partnership, as the case may be.

               6.1.4 Each Party shall have delivered to the other Parties a certificate of its corporate or partnership Secretary certifying:

                      (i) The Resolutions of its Board of Directors or its general partner authorizing the execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                      (ii) The incumbency of its officers or the officers of its general partner executing this Agreement and all agreements and documents contemplated hereby; and

                      (iii) That the Articles of Incorporation and Bylaws of Desert Springs, or the Agreement of Limited Partnership of Summerlin, as the case may be, attached to such certificate are complete and correct and in effect as of the date of such certification.

               6.1.5 Each Party shall have received from counsel for the other Party (which may be house counsel), an opinion, dated the Closing Date, satisfactory to such Party in the form attached hereto as Exhibit A.
                                                          ---------

               6.1.6 All material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions required with or from any governmental entity (including without limitation receipt of licenses (or commitments to issue licenses) to own and operate the UHS Facilities and for the Company following the Closing Date to conduct the businesses of Summerlin as currently conducted) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to the Parties, and copies thereof shall be delivered to the Parties prior to the Closing Date.

               6.1.7 On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a governmental entity to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such governmental entity which is reasonably likely to materially adversely affect the Company, the Parties or the Facilities Assets. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of the Company following the Closing Date to own the Facilities Assets or to conduct the businesses relating thereto.

               6.1.8 The receipt by Summerlin and Desert Springs of standard ALTA or CLTA fee owner's title insurance policies using the current ALTA or CLTA form(the "Title Policies") insuring title (at standard market rates for fee simple or leasehold title) to each parcel of Real Property in the Company, as fee owner, subject only to the Permitted Encumbrances, in the aggregate amount of $60,000,000, and issued by a national title insurance company (the "Title Company"). The Title Policies shall be issued with all standard or general printed exceptions (other than the survey exceptions) deleted and will contain a so-called "non-imputation" endorsement and such additional endorsements as the Parties may reasonably require.

               6.1.9 Execution and delivery by Summerlin of the Instruments of Conveyance set forth in Section 1.4.

               6.1.10 Execution and delivery by the Company and the parties thereto of the Management Agreement in substantially the form attached hereto as Exhibit B (the "Management Agreement").
---------

               6.1.11 Execution and delivery by the Company, Summerlin and Desert Springs of the Operating Agreement in substantially the form attached hereto as Exhibit C (the "Operating Agreement").
          ---------

               6.1.12 The Company's receipt of current as-built surveys of the Real Property, prepared and certified by a registered surveyor licensed in the State of Nevada (the "Surveys"). The Surveys shall be in form and substance mutually satisfactory to Summerlin and Desert Springs.

               6.1.13 Summerlin's receipt of the membership interest in the Company to be distributed to it in accordance with Section 1.1 hereof.

               6.1.14 Summerlin's receipt of the Desert Springs Payment in immediately available funds in accordance with Sections 1.1 and 1.5 hereof.

               6.1.15 Desert Springs' receipt from Summerlin of a 26.115% membership interest in the Company free and clear of all Liens other than Permissible Liens.

               6.1.16 Execution and delivery by the parties thereto of the Survey Agreement substantially in the form attached hereto as Exhibit D.
                                                              ---------

     7.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION.

          7.1 EVENTS OF DEFAULT. A breach as a result of the failure of a Party to perform any of its agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 7.3 hereof.

          7.2 SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties made by the Parties in this Agreement or in any exhibit, schedules or certificates hereof or in connection with the transactions contemplated hereby shall terminate at the Closing Date, and thereafter be of no further force or effect and no action or cause of action on account thereof shall survive. All other agreements, covenants and obligations of the Parties in this Agreement or in any exhibit, schedules, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the Parties with respect thereto, shall survive the closing of the transactions contemplated by this Agreement.

          7.3 INDEMNIFICATION. From and after the Closing Date, each Party, as the case may be (an "Indemnifying Party"), severally and not jointly, shall indemnify and hold the other Party and the Company, as the case may be, and their respective affiliates, agents and representatives (an "Indemnified Party"), harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder on the part of any Indemnifying Party; (ii) any claims against, or liabilities or obligations of an Indemnifying Party not specifically assumed by an Indemnified Party pursuant to this Agreement; (iii) any claims against, or liabilities or obligations relating to the Summerlin Limited Partnership Agreement, or the partnership actions involved in accomplishing this transaction; or (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section. In addition to the foregoing, following the Closing Date the Parties shall cause the Company to indemnify and hold the Parties and their affiliates harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to the Company's assumption of the Assumed Liabilities and any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to the foregoing. Any indemnification payment pursuant to the foregoing shall include interest at a floating rate equal the prime rate of Citibank N.A., from time to time, from the date the Indemnified Party provides the Indemnifying Party notice of the loss, cost, expenses or damages until the date of payment.

          7.4  REPRESENTATION, COOPERATION AND SETTLEMENT.

               (a) An Indemnified Party agrees to give prompt written notice to an Indemnifying Party of any claim against it which might give rise to a claim by such Indemnified Party based on the indemnity agreement contained in Section
7.3 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof; provided, that the failure of the Indemnified Party to give the Indemnifying Party prompt notice shall not relieve the Indemnifying Party of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay.

               (b) The Indemnifying Party shall have full responsibility and authority with respect to the payment, settlement, compromise or other disposition of any third party dispute, action, suit or proceeding subject to indemnification by such Indemnifying Party hereunder, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other disposition thereof, and the Indemnified Party agrees to cooperate with the Indemnifying Party in any reasonable manner requested by the Indemnifying Party in connection with any such negotiations. The Indemnified Party shall have the right, without prejudice to the Indemnifying Party's rights under this Agreement, at the Indemnified Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnifying Party shall confer in connection with the defense of any such action, suit or proceeding. The Parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding. Notwithstanding the foregoing, the Indemnifying Party may compromise and settle any claim, action, or suit to which it must indemnify an Indemnified Party hereunder, provided that it gives the Indemnified Party advance notice of any proposed compromise or settlement and shall obtain the consent of the Indemnified Party to such proposed compromise or settlement, which consent shall not be unreasonably withheld.

     8.   TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE

          8.1 ACCESS TO RECORDS. From time to time after the Closing Date, upon the request of the Company, Summerlin will provide the Company with reasonable access to any records, documents and data relating to the Facilities Assets retained by Summerlin wherever located. From time to time after the Closing Date, upon the request of either Summerlin or Desert Springs, the other such Party shall cause the Company to make available to the requesting Party any records, documents and data relating to the Facilities Assets acquired by the Company as needed for any lawful purpose (including such Party's inspection and copying of the same), and Summerlin shall have the same rights of access to inspect and copy that Summerlin had prior to the Closing Date; provided, however, that any records, documents and data delivered to or made available to such Party and its representatives will be treated as strictly confidential by such Party and its representatives, will not be directly or indirectly divulged, disclosed or communicated to any other person other than such Party and its representatives who are reasonably required to have access to such information (unless such Party is compelled to disclose the same by judicial or administrative process), and will be returned to the Company when such Party's use therefor has terminated. Summerlin and Desert Springs shall cause the Company to instruct the appropriate employees of the Company to cooperate in providing access to such records to such Parties and their authorized representatives as contemplated herein. Access to such records shall be, wherever reasonably possible, during normal business hours, with reasonable prior written notice to the Company of the time when such access shall be needed. Summerlin and Desert Springs shall cause the Company to provide sufficient office space to such requesting Party without charge to conduct the activities described herein. The employees, representatives and agents of Summerlin and Desert Springs shall conduct themselves in such a manner so that the Company's normal business activities shall not be unduly or unnecessarily disrupted. For a period of seven (7) years following the Closing Date, neither Summerlin nor Desert Springs shall, and each of such Parties shall cause the Company not to, discard, destroy or otherwise dispose of records, documents and data relating to the Facilities Assets or such Parties without first making such records, documents and data available to the other such Party for inspection and copying. Summerlin and Desert Springs shall cause the Company to retain the records, documents and data pertaining to the UHS Facility at the UHS Facility (or at such other locations as the Company and such Parties shall determine by their mutual agreement from time to time) at the Company's cost, until the expiration of seven (7) years from the Closing Date.

          8.2 LITIGATION COOPERATION. After the Closing Date, upon prior reasonable written request, each Party shall cooperate with the other and with the Company, at the requesting Party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid to its partners, officers, directors or employees), in furnishing information, testimony and other assistance in connection with any actions, tax or cost report audits, proceedings, arrangements or disputes involving any of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of any Party or any of their respective affiliates which were in effect or occurred on or prior to the Closing Date and which related to the Facilities Assets, including, without limitation, arranging discussions with, and the calling as witnesses of, officers, directors, managers, employees, agents and representatives of the Company.

      9.  TERMINATION.

          9.1 METHODS OF TERMINATION. The transactions contemplated herein may be terminated at any time before or after approval thereof by the Parties, but not later than the Closing Date:

               (i)    By mutual consent of the Parties; or

               (ii) by a Party after March 1, 1998 if any of the conditions in Section 6.1 to the benefit of such Party shall not have been met or waived in writing prior to such date.

          9.2 PROCEDURE UPON TERMINATION. In the event of termination pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) Each Party will redeliver all documents, work papers and other material of the other Parties relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same; and

               (ii) No Party shall have any liability or further obligation to the other Parties other than the confidentiality obligations set forth in
Section 10.6 hereof.

      10. MISCELLANEOUS.

          10.1 NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

     IF TO SUMMERLIN:    Universal Health Services, Inc.
                         367 South Gulph Road
                         Box 61558
                         King of Prussia, Pennsylvania  19406
                         Attention:      Michael G. Servais,

                                         Senior Vice President

     COPIES TO:          Bruce Gilbert, Esq.
                         General Counsel
                         Universal Health Services, Inc.
                         367 South Gulph Road
                         Box 61558
                         King of Prussia, Pennsylvania  19406
          AND
                         Klett Lieber Rooney & Schorling
                         A Professional Corporation
                         40th Floor, One Oxford Centre
                         Pittsburgh, Pennsylvania  15219

                         Attention:  Robert T. Harper, Esq.

     IF TO DESERT SPRINGS:
                         Quorum Health Group, Inc.
                         103 Continental Place
                         Brentwood, Tennessee 37027
                         Attention: Ashby Q. Burks,
                         Vice President/General Counsel
                         Facsimile No. (615) 371-4788

     COPIES TO:          Ernest E. Hyne, II, Esquire
                         Harwell Howard Hyne
                         Gabbert & Manner, P.C.
                         1800 First American Center
                         315 Deaderick Street
                         Nashville, Tennessee 37238

     IF TO THE
     COMPANY: Summerlin Hospital Medical Center LLC c/o Universal Health Services, Inc. 367 South Gulph Road
                         Box 61558
                         King of Prussia, Pennsylvania  19406
                         Attention:      Michael G. Servais,
                                         Senior Vice President

                         and

                         Summerlin Hospital Medical Center LLC
                         c/o Quorum Health Group, Inc.
                         103 Continental Place
                         Brentwood, Tennessee 37027
                         Attention: Ashby Q. Burks,
                         Vice President/General Counsel

(or to such other address as any Party or the Company, as the case may be, shall specify by written notice so given), and shall be deemed to have been duly delivered: (a) if delivered personally or sent by facsimile, on the date received and (b) if delivered by overnight courier, on the day after mailing.

          10.2 EXECUTION OF ADDITIONAL DOCUMENTS. The Parties will at any time, and from time to time after the Closing Date, upon request of any other Party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement and to transfer and vest title to any Facilities Assets or membership interests being transferred hereunder, and to protect the right, title and interest in and enjoyment of such membership interests and of all of the Facilities Assets granted, assigned, transferred, delivered and conveyed pursuant to this Agreement with all costs being borne by the Company; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

          10.3  WAIVERS AND AMENDMENT.

                (a) Each Party may, by written notice to each of the other Parties executed by a properly authorized officer, in the case of Desert Springs, or its general partner, in the case of Summerlin, (i) extend the time for the performance of any of the obligations or other actions of another Party;
(ii) waive any inaccuracies in the representations or warranties of another Party contained in this Agreement; (iii) waive compliance with any of the covenants of another Party contained in this Agreement; and (iv) waive or modify performance of any of the obligations of another Party.

                (b) This Agreement may be amended, modified or supplemented only by a written instrument executed by all the Parties. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          10.4 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay the fees and expenses of their respective counsel, accountants, other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement and the performance by them of their obligations hereunder.

          10.5 OCCURRENCE OF CONDITIONS PRECEDENT. Each of the Parties agrees to use its reasonable efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied.

          10.6  CONFIDENTIALITY OBLIGATIONS; PUBLIC ANNOUNCEMENTS.

               (a) Each Party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each Party will return to the other Parties all copies of non-public documents and materials which have been furnished in connection therewith. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by any other Party,
(ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such Party or (iv) is later lawfully acquired by such Party from other sources. Except as required by law and except for disclosures to its advisors, who shall be advised of the confidentiality requirements herein, no Party shall disclose to any person the identity of any other Party, the terms or provisions of this Agreement or the content of any discussions or communications between any of the Parties.

               (b) Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Parties determine. Unless consented to by each Party in advance or required by law, prior to the Closing Date, each Party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Summerlin will consult with Desert Springs concerning the means by which the employees, customers, and suppliers of Summerlin and others having dealings with it will be informed of the transactions contemplated by this Agreement.

          10.7 BINDING EFFECT; BENEFITS. Subject to Section 10.14, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.8 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the Parties, and is a complete and exclusive statement of those terms. It supersedes all prior understandings and negotiations (written and oral) concerning the matters specified herein. Any representations, promises, warranties or statements made by a Party that differ in any way from the terms of this written Agreement and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all Parties.

          10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada exclusive of the conflict of law provisions thereof.

          10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          10.11 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

          10.12 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          10.13 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

          10.14 ASSIGNABILITY. Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any Party without the prior written consent of the other Parties.

                  [SIGNATURES ARE ON THE NEXT FOLLOWING PAGES]

          IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.


                              SUMMERLIN HOSPITAL MEDICAL CENTER, L.P.

                              BY:   UHS HOLDING COMPANY, INC., ITS GENERAL
                                    PARTNER


                                    By:________________________

                                    Title:_____________________


                              NC-DSH, INC.


                              By:________________________

                              Title:_____________________

                               JOINDER AGREEMENT


          The undersigned hereby agrees to become a party to that certain Contribution Agreement (the "Contribution Agreement") by and among Summerlin Hospital Medical Center, L.P., a Delaware limited partnership ("Summerlin") and NC-DSH, Inc., a Nevada corporation ("Desert Springs"), for the sole purpose of unconditionally guaranteeing the performance of the obligations of and the payments by Summerlin under Section 7.3 of the Contribution Agreement and for no other purpose. By executing this Joinder Agreement the undersigned hereby guarantees the due and punctual payment and performance by Summerlin of its obligations under Section 7.3 of the Contribution Agreement. This Joinder Agreement may not be terminated by the undersigned until such time as all amounts due and obligations owing or to be owed by Summerlin under such Section shall have been fully paid and performed. In the event of breach under Section 7.3, the parties thereto shall have the right to proceed against the undersigned or Summerlin separately, jointly, or against the undersigned without first proceeding against Summerlin. Bankruptcy or the like of Summerlin shall be no defense to the undersigned.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Joinder Agreement this 30th day of January, 1998.


                              UNIVERSAL HEALTH SERVICES, INC.



                              By:________________________________

                              Title:_____________________________

                               JOINDER AGREEMENT


          The undersigned hereby agrees to become a party to that certain Contribution Agreement (the "Contribution Agreement") by and among Summerlin Hospital Medical Center, L.P., a Delaware limited partnership ("Summerlin") and NC-DSH, Inc., a Nevada corporation ("Desert Springs"), for the sole purpose of unconditionally guaranteeing the performance of the obligations of and payments by Desert Springs under Section 7.3 of the Contribution Agreement and for no other purpose. By executing this Joinder Agreement the undersigned hereby guarantees the due and punctual payment and performance by Desert Springs of its obligations under Section 7.3 of the Contribution Agreement. This Joinder Agreement may not be terminated by the undersigned until such time as all amounts due and obligations owing or to be owed by Desert Springs under such Section shall have been fully paid and performed. In the event of breach under
Section 7.3, the parties thereto shall have the right to proceed against the undersigned or Desert Springs separately, jointly, or against the undersigned without first proceeding against Desert Springs. Bankruptcy or the like of Desert Springs shall be no defense to the undersigned.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Joinder Agreement this 30th day of January, 1998.


                              QUORUM HEALTH GROUP, INC.



                              By:________________________________

                              Title:_____________________________

                       SCHEDULES, EXHIBITS AND APPENDICES
                           TO CONTRIBUTION AGREEMENT


Schedule
--------

1.1(b)         Tangible Personal Property

1.3.1          Assumed Contracts

1.5            Permissible Liens

1.6(c)         List of Additional Assumed Liabilities

1.7(g)         Liens and Mortgages Not Released at Closing

2.2            Authorization; Validity and Effect of Agreements

2.3            Subsidiaries; Debt and Equity Securities

2.4            Partnership Interests; Outstanding Rights, Warrants, etc.

2.6            Financial Statements

2.7            Absence of Undisclosed Liabilities

2.8            Absence of Certain Changes or Events

2.9            Taxes

2.10           Real Property

2.10(c)        Navigable Water

2.10(h)        Liens on Real Property

2.10(j)        Leases of Real Property

2.11           Exceptions to Sufficiency of Facilities Assets

2.13           List of Contracts and Other Data

2.14           Exceptions to No Breach or Default

2.15           Labor Controversies

2.16           Litigation

2.18           Licenses; Permits; Authorizations

2.19           Compliance with Applicable Law; Environmental Laws

2.20.1         Employee Benefit Plans

2.20.2         Employees

2.22           Trade Notes and Accounts Receivable; Aging Schedule; Prepayments

2.25           Insurance Policies; Pending Insurance Claims

2.26(a)        Professional Staff

2.26(b)        Medicare and Medicaid Participation

2.26(c)        Cost Reports

2.28           Related Party Transactions

3.2            Authorization; Validity and Effect of Agreements

Exhibit
-------


A                        Form of Opinion of Parties' Counsel

B                        Form of Management Agreement

C                        Form of Operating Agreement

D                        Form of Survey Agreement

                                      iii